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                       AMENDMENT NO. 19

                             TO

               PENNSYLVANIA POWER & LIGHT COMPANY

                 EMPLOYEE STOCK OWNERSHIP PLAN

	WHEREAS, Pennsylvania Power & Light Company ("Company") has adopted the Pennsylvania Power & Light Company Employee Stock Ownership Plan ("Plan") effective January 1, 1975; and
	WHEREAS, the Plan was amended and restated effective Janu-ary 1, 1987, and subsequently amended by Amendment Nos. 1, 2, 3,
4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17 and 18; and
	WHEREAS, the Company desires to further amend the Plan; NOW, THEREFORE, the Plan is hereby amended as follows:
	  I.  Effective January 1, 1998, the following sections of
Article VII are amended to read:
	7.5 Termination of Employment. Upon a Participant's retirement or other termination of employment with the Company and all Affiliated Companies, he shall be entitled to receive his interest in the Fund. Subject to Subsection 7.7(b), (a) if the value of his interest in the Fund exceeds, or exceeded at the time of any prior distribution, $5,000, his interest shall not be paid to him or applied for his benefit until (1) he consents in writing to such payment or application, or (2) he attains his 65th birthday or (3) he dies; whichever occurs first; (b) otherwise, his interest shall be paid to him or applied for his benefit in a single sum within 60 days after such termination takes place.

	7.7   Timing of Distribution.

	(a) Subject to Subsection (b), a Participant entitled to receive benefits under this Article shall commence to receive benefits as soon as administratively practicable, but in no event shall any Participant receive benefits later than the earliest of the dates determined under (1), (2) or (3) below:

		(1) the 60th day after the close of the Plan Year in which occurs the later of (A) the Participant's attainment of age
65 or (B) the Participant's termination of employment with the Company and all Affiliated Companies;

		(2) the April 1st after the end of the calendar year in which occurs the Participant's attainment of age 70-1/2; or

		(3) in the event of the Participant's death, December 31 of the calendar year following the year of the Participant's death.

	(b) A Participant who terminates employment with the Company on or after age 55, and whose Account exceeds, or exceeded at the time of any prior distribution, $5,000, shall be entitled to defer payment of his benefits until a date not later than that specified in Section 7.7(a)(2).

	(c) The Employee Benefit Plan Board shall supply to each Participant who is entitled to distribution before his death or attainment of age 65 and the value of whose Account exceeds, or exceeded at the time of any prior distribution, $5,000, written information relating to his right to defer distribution under
Section 7.4, 7.5 or 7.7(b). Such notice shall be furnished not less than 30 days nor more than 90 days prior to the Participant's benefit commencement date, except that such notice may be furnished less than 30 days prior to the Participant's benefit commencement date if (1) the Employee Benefit Plan Board informs the Participant that the Participant has the right to a period of at least 30 days after receiving such notice to consider the decision whether to elect a distribution, and the mode in which he desires such distribution to be made, and (2) the Participant, after receiving such notice, affirmatively elects a distribution.

	II. Except as provided for in this Amendment No. 19, all other provisions of the Plan shall remain in full force and effect.
	IN WITNESS WHEREOF, this Amendment No. 19 is executed this 26th day of November, 1997.
                              PP&L, INC.


                                  /s/ John M. Chappelear
                              By:_______________________________
                                   John M. Chappelear
                                   Vice President-Investments &
                                   Pensions